Exhibit 2.06

LOAN SALE AGREEMENT
between
BLUE OWL CAPITAL CORPORATION II
as Parent
ORCC II FINANCING LLC
as FinCo
and
BROOME DIVERSIFIED LENDING (B) LP
as Purchaser
Dated as of February 18, 2026

TABLE OF CONTENTS
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TABLE OF CONTENTS

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SECTION 6.8 Non-Petition	21

SECTION 6.9 Transfer of Seller’s Interest	21

SECTION 6.10 Binding Effect; Third-Party Beneficiaries and Assignability	21

SECTION 6.11 Merger and Integration	21

SECTION 6.12 Headings	21
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This LOAN SALE AGREEMENT, dated as of February 18, 2026 (as amended, supplemented or otherwise modified and in effect from time to time, this “Agreement”), between Blue Owl Capital Corporation II, a Maryland corporation (“Parent”), for itself and on behalf of ORCC II Financing LLC, as seller (in such capacity, a “FinCo” and, together with Parent, the “Sellers”) and Broome Diversified Lending (B) LP, a Cayman Islands exempted limited partnership, as purchaser (in such capacity, the “Purchaser”).
WITNESSETH:
WHEREAS, each FinCo is a wholly owned subsidiary of Parent;
WHEREAS, Parent and the FinCo seek to sell the Loan Assets (as defined below) to Purchaser in accordance with the terms of this Agreement;
WHEREAS, on and after the date hereof, each Seller may, from time to time on each Settlement Date (as defined below), sell, transfer, assign, participate and otherwise convey, to the Purchaser, without recourse except to the extent specifically provided herein, and the Purchaser may, from time to time on each Settlement Date, purchase all right, title and interest of each Seller (whether now owned or hereafter acquired or arising, and wherever located) in and to the Loan Assets (as defined below) mutually agreed by each Seller and the Purchaser; and
WHEREAS, it is each Seller’s and the Purchaser’s intention that the conveyance of the Transferred Assets (as defined below) under each assignment agreement and this Agreement is a “true sale” for all purposes, such that, upon payment of the purchase price therefor, the Transferred Assets will constitute property of the Purchaser from and after the applicable Settlement Date;
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed by and between the Purchaser and Parent, for itself and on behalf of each FinCo, as follows:
ARTICLE I
DEFINITIONS
SECTION 1.1 Definitions. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).
“Administrative Agent” means the administrative agent set forth in each Credit Agreement (and any successor or replacement entity thereto).
“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the P specified.
“Agreement” has the meaning set forth in the preamble hereto.

“Assignment Effective Date” means the date on which the books and records of the applicable Administrative Agent and/or the borrower records the assignment and transfer of legal title of the applicable Loan Assets from a Seller to the Purchaser.
“Business Day” means any day that is not a Saturday, a Sunday or any other day on which the Federal Reserve Bank of New York is closed. In addition, solely for purposes of determining the Commencement Date, Business Day excludes any day on which the New York Stock Exchange is closed.
“Commencement Date” means the date that is seven (7) Business Days after the Trade Date.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings analogous thereto.
“Convey” means to sell, transfer, assign, participate or otherwise convey assets hereunder (each such conveyance being herein called a “Conveyance”).
“Cost of Carry Rate” means, for the Delay Period: (i) (a) the sum of all the individual daily simple SOFRs for each day in the period from (and including) the date two (2) Business Days before the Commencement Date and to (but excluding) the date that is two (2) Business Days before the Delayed Settlement Date divided by (b) the total number of days in such period plus (ii) a spread adjustment equal to 11.448 basis points.
“Delay Period” means the period from (and including) the Commencement Date to (but excluding) the Delayed Settlement Date.
“Delayed Settlement Date” means the date following the Commencement Date on which settlement of a Conveyance occurs.
“Credit Agreement” means the credit agreement related to an underlying Loan Asset (including any amendments, supplements or other modifications executed in connection therewith from time to time).
“Credit Documents” means the Credit Agreement and all guarantees, security agreements, mortgages, deeds of trust, letters of credit, reimbursement agreements, waivers, amendments, modifications, supplements, forbearances, intercreditor agreements, subordination agreements and all other agreements, documents or instruments executed and delivered in connection therewith, in each case, as amended, supplemented or otherwise modified from time to time.
“Excluded Amounts” means, with respect to the Loan Assets, (i) any amount that is attributable to the reimbursement of payment by or on behalf of a Seller of any taxes, fee or other charge imposed by any governmental authority on any Loan Asset, (ii) any interest or fees

(including origination, agency, structuring, management or other up-front fees) that are for the account of a Seller, (iii) any escrows relating to taxes, insurance and other amounts in connection with Loan Assets which are held in an escrow account for the benefit of the obligor and the secured party pursuant to escrow arrangements under the related underlying Credit Documents, (iv) to the extent paid using amounts other than proceeds of the Loan Assets and proceeds of Loans, as applicable, any amount paid in respect of reimbursement for expenses owed in respect of any Loan Asset pursuant to the related underlying Credit Documents or (v) any amount paid to the Purchaser in error.
“Excluded Liabilities” means (a) any obligations or liabilities with respect to any Transferred Asset that arise from a Seller’s breach by the Seller or its adviser of any underlying Credit Documents or that are attributable to a Seller’s actions or obligations in any capacity other than as a lender under such instrument and (b) any claim by or on behalf of any direct or indirect equity holder of any Seller or any other Person contesting this Agreement or any of the transactions contemplated hereunder, alleging any breach of fiduciary duty by the Seller or its adviser or any breach by the Seller or its adviser of the organizational documents of the Seller or any subsidiary of the Seller or alleging any breach the Seller or its adviser of applicable securities laws or (c) any obligations or liabilities of the Seller related to its ownership of assets other than Transferred Assets.
“FinCo” has the meaning set forth in the preamble hereto.
“Interest and Accruing Fees” means interest and accruing ordinary course fees (such as commitment, facility and letter of credit fees) payable in connection with the Loan Assets pursuant to the Credit Documents, whether accruing before, on or after the Trade Date, provided that Interest and Accruing Fees shall not include PIK Interest. All Interest and Accruing Fees are calculated at the contractual rates as in effect at the relevant time(s) under the applicable Credit Documents.
“Lien” means any mortgage, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, claim, or preference, priority or other security interest preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title, and any financing lease) or any other transfer restriction.
“Loan Asset” means each loan identified on Appendix A hereto.
“Losses” has the meaning set forth in Section 2.4(a).
“Non-Recurring Fees” means any amendment, consent, waiver and other similar non-ordinary course fees that are payable in connection with a Loan Asset pursuant to the applicable Credit Documents from and after the Trade Date, and any other amounts payable in connection with a Loan Asset pursuant to the applicable Credit Documents from and after the Trade Date not constituting Interest and Accruing Fees or PIK Interest.

“Paid On Settlement Date Amount” means, subject to Section 3.1(b)(ii), an amount equal to the accrued but unpaid amount of Interest and Accruing Fees to but excluding the Settlement Date.
“Parent” has the meaning set forth in the preamble hereto.
“Participation” has the meaning set forth in Section 2.3.
“Permitted Lien” means any restriction on transfer pursuant to applicable securities laws.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.
“PIK Interest” means any paid-in-kind interest, fees or other amounts paid or payable in kind in connection with the Loan Assets pursuant to the Credit Documents.
“Proceeds” has the meaning set forth in Section 4.1(j).
“Purchase Price” has the meaning set forth in Section 3.1.
“Purchaser” has the meaning set forth in the preamble hereto.
“Related Property” means, with respect to any Loan Asset, the property identified in clauses (i) – (iii) below, and all accounts, cash and currency, chattel paper, tangible chattel paper, electronic chattel paper, copyrights, copyright licenses, equipment, fixtures, general intangibles, instruments, commercial tort claims, deposit accounts, inventory, investment property, letter-of-credit rights, accessions, proceeds and other property consisting of, arising out of, or related to any of the following (in each case, excluding the Retained Interest and Excluded Amounts):
(i)    all monies due, to become due or paid in respect of such Loan Asset, on and after the Settlement Date (other than accrued and unpaid interest due with respect to the period prior to the Settlement Date, whether in cash or in kind), including but not limited to all collections on such Loan Asset, and other recoveries thereon, in each case as they arise after the Settlement Date;
(ii)    any liens, security interests, property or assets designated and pledged or mortgaged as collateral to secure repayment of such Loan Asset, including, without limitation, underlying Credit Documents, mortgaged property and/or a pledge of the stock, membership or other ownership interests in the related obligor or its subsidiaries; and
(iii)    all income and proceeds of the foregoing.
“Retained Interest” means, with respect to any Loan Asset, (a) all of the obligations, if any, of the agent(s) under the documentation evidencing such Loan Asset and (b)

the applicable portion of the interests, rights and obligations under the documentation evidencing such Loan Asset that relate to such portion(s) of the indebtedness and interest in other obligations that are owned by another lender.
“Sellers” has the meaning set forth in the preamble hereto.
“Settlement Date” means the date that payment of the Purchase Price occurs against transfer of Transferred Assets, which shall be specified in the applicable Settlement Notice.
“Settlement Notice” has the meaning set forth in Section 2.1(a).
“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“Trade Date” means February 18, 2026.
“Transferred Asset” means each asset, including any Loan Asset (including, if any, the Participation therein), Conveyed by a Seller to the Purchaser hereunder, including with respect to each such asset, all Related Property and unfunded obligations related to such asset; provided that the foregoing will exclude the Retained Interest and the Excluded Amounts and Excluded Liabilities.
“Valuation Date” means February 12, 2026.
SECTION 1.2 Other Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles.
SECTION 1.3 Computation of Time Periods. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.”
SECTION 1.4 Interpretation. In this Agreement, unless a contrary intention appears:
(i)    reference to any Person includes such Person’s successors and assigns;
(ii)    reference to any gender includes each other gender;
(iii)    reference to day or days without further qualification means calendar days;
(iv)    unless otherwise stated, reference to any time means New York time;

(v)    references to “writing” include printing, typing, lithography, electronic or other means of reproducing words in a visible form;
(vi)    reference to any agreement, document or instrument means such agreement, document or instrument as amended, modified, supplemented, replaced, restated, waived or extended and in effect from time to time in accordance with the terms thereof and reference to any promissory note includes any promissory note that is an extension or renewal thereof or a substitute or replacement therefor;
(vii)    reference to any requirement of law means such requirement of law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any section or other provision of any requirement of law means that provision of such requirement of law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision; and
(viii)    references to “including” mean “including, without limitation”.
SECTION 1.5 References. All Section references (including references to the Preamble), unless otherwise indicated, shall be to Sections (and the Preamble) in this Agreement.
ARTICLE II
CONVEYANCES OF TRANSFERRED ASSETS
SECTION 2.1 Conveyances.
(a)    In connection with the Purchaser’s agreement to acquire one or more Loan Assets and Related Property from a Seller pursuant to this Agreement, and such Seller’s agreement to Convey such Loan Assets and Related Property to the Purchaser on a Settlement Date, such Seller shall deliver written notice thereof to the Purchaser substantially in the form set forth in Appendix B hereto (each, a “Settlement Notice”), designating the Settlement Date and attaching a supplement to Appendix A identifying the Loan Assets proposed to be Conveyed and the Purchase Price with respect to such Conveyance. On the terms and subject to the conditions set forth in this Agreement, each Seller shall Convey to the Purchaser without recourse, and the Purchaser shall accept such Conveyance, on the applicable Settlement Date, all of such Seller’s right, title and interest (whether now owned or hereafter acquired or arising, and wherever located) in and to each Loan Asset then reported by such Seller on the Appendix A attached to the related Settlement Notice and the Related Property, together with all proceeds of the foregoing but excluding the Retained Interest (if any) for such Loan Asset assume and perform from and after such Settlement Date all liabilities and obligations with respect to the applicable Loan Assets transferred at such Settlement Date, except for the Excluded Liabilities, subject, in the case of each Loan Asset the transfer of which is initially settled in the form of a Participation, to the terms of Section 2.3 of this Agreement. For the avoidance of doubt, Appendix A, when delivered in accordance with the terms hereof, shall automatically be deemed to update any previously delivered Appendix A without the need for action or consent on the part of any Person solely for purposes of the representations and warranties given as of the applicable Settlement Date and not for purposes of the representations and warranties given as of the date hereof. For the avoidance of doubt, the Purchaser shall not assume, and the Seller shall retain and pay when due all Excluded Liabilities.
(b)    It is the express intent and agreement of Parent, for itself and on behalf of each FinCo, and the Purchaser that each Conveyance of Transferred Assets by the Sellers to the Purchaser pursuant to this Agreement be construed as an absolute sale of such Transferred Assets by each Seller to the Purchaser providing the Purchaser with the full risks and benefits of ownership of the Transferred Assets, including the entire beneficial and equitable interest in all proceeds of such Transferred Assets and the right to receive such proceeds, providing the Purchaser with the full ownership interest in such Transferred Assets. Each Seller intends to relinquish all rights to possess, control and monitor the Transferred Assets. The Purchaser shall have no obligation to account for, replace, substitute or return any Transferred Assets to any Seller. The Purchaser shall have the unrestricted right to further assign, transfer, deliver, hypothecate, subdivide or otherwise deal with the Transferred Assets and all of the Purchaser’s right, title and interest in, to and under this Agreement, on whatever terms the Purchaser shall determine. Further, it is not the intention of any Seller or the Purchaser that any Conveyance be deemed a grant of a security interest in the Transferred Assets by a Seller to the Purchaser to secure a debt or other obligation of such Seller. If the Conveyances hereunder shall be characterized as secured financings and not as sales, the Purchaser and its assignees shall have, with respect to such Transferred Assets and other related rights, in addition to all the other rights and remedies available to the Purchaser and its assignees hereunder and under the underlying Credit Documents, all the rights and remedies of a secured party under the applicable Uniform Commercial Code as in effect in any applicable jurisdiction.
(c)    Each Seller represents and warrants that the Transferred Assets are being transferred with the intention of removing them from the Seller’s estate pursuant to Section 541 of the Bankruptcy Code. The Purchaser assumes all risk relating to nonpayment or failure by the obligors to make any distributions owed by them under the Transferred Assets except as otherwise provided herein. Except with respect to the representations, warranties and covenants expressly stated in this Agreement and other documents deliverable in connection herewith, each Seller assigns each Transferred Asset “as is,” and makes no covenants, representations or warranties regarding the Transferred Assets.
(d)    Each Seller agrees that from time to time, at its expense, it will promptly execute and deliver all instruments and documents and take all actions as may be reasonably necessary or as the Purchaser may request, in order to perfect or protect the interest of the Purchaser in the Transferred Assets Conveyed or to be Conveyed hereunder or to enable the Purchaser to exercise or enforce any of its rights hereunder. Without limiting the foregoing, each Seller will, in order to accurately reflect the Conveyances contemplated by this Agreement, execute and file such financing or continuation statements or amendments thereto or assignments thereof (as permitted pursuant hereto) or other documents or instruments as may be reasonably necessary or as requested by the Purchaser and mark its records noting the Conveyance to the Purchaser of the Transferred Assets.
(e)    Each Seller and the Purchaser agree that prior to the time of Conveyance of any Loan Assets hereunder, the Purchaser has no rights to or claim of benefit from any Loan Asset (or any interest therein) owned by such Seller except as otherwise provided herein.
(f)    The Transferred Assets acquired, transferred to and assumed by the Purchaser from each Seller shall include each Seller’s entitlement to any surplus or responsibility for any deficiency that, in either case, arises under, out of, in connection with, or as a result of, the foreclosure upon or acceleration of any such Transferred Assets (other than Excluded Amounts).
(g)    Each Seller and the Purchaser acknowledges, agrees, represents and warrants that there are no other agreements related to the sale and purchase of the Transferred Assets other than this Agreement and any related assignment agreements and that this Agreement (along with any related assignment agreements and other documents deliverable pursuant hereto) represents the entire agreement between the parties with respect to the transactions subject of and contemplated by this Agreement.
SECTION 2.2 Assignments. Parent, for itself and on behalf of each FinCo, and the Purchaser acknowledge and agree that, solely for administrative convenience, any assignment agreement required to be executed and delivered in connection with the transfer of a Transferred Asset in accordance with the terms of the related underlying Credit Documents may reflect that (i) each Seller (or any Affiliate or third party from whom such Seller or the applicable Affiliate may purchase Transferred Assets) is assigning such Transferred Asset directly to the Purchaser or (ii) the Purchaser is acquiring such Transferred Asset at the Assignment Effective Date of such Transferred Asset.
SECTION 2.3 Actions Pending Completion of Conveyance.
(a)    If any required consents to, and the effectiveness of, the sale of any Loan Assets from each Seller to the Purchaser are not obtained on or prior to any Settlement Date in accordance with the applicable underlying Credit Documents, such Seller hereby sells to the Purchaser a 100% participation in such Loan Asset and its related right, title and interest (each, a “Participation”) from and after the Settlement Date. Such sale of the Participations shall be without recourse to any Seller (including with regard to collectability), and shall constitute an absolute sale of each such Participation. Each of the Participations has the following characteristics:
(i)    the Participation represents an undivided participating interest in 100% of the underlying Loan Asset and its Related Property (including the Proceeds);
(ii)    such Seller does not provide any guaranty of payments to the Purchaser or other form of recourse (except as otherwise expressly provided in the representations and warranties set forth in Article IV) or credit support;

(iii)    the Participation represents a pass through of all of the payments made on the Loan Asset (including the Proceeds) and will last for the same length of time as such Loan Asset except that each Participation will terminate automatically upon the settlement of the assignment of the underlying right, title and interest of the related Loan Asset from such Seller to the Purchaser; and
(iv)    such Seller holds title in such participated Loan Assets Related Property for the benefit of the Purchaser and shall exercise the same care in the administration of the participated Loan Assets Related Property as it would exercise for loans held for its own account and, with respect to any Loan Asset represented by a promissory note, such Seller acknowledges that it holds such promissory note solely on behalf of and for the benefit of the Purchaser.
(b)    Each party hereto shall use commercially reasonable efforts to, as soon as reasonably practicable after the Settlement Date, cause the Purchaser to become a lender under the underlying Credit Documents with respect to each Seller’s interest in each Transferred Asset and take such action as shall be mutually agreeable in connection therewith and in accordance with the terms and conditions of the underlying Credit Documents and consistent with the terms of this Agreement.
(c)    In connection with each Participation, pending completion of the assignment of each Seller’s interest in the applicable Transferred Asset in accordance with the applicable underlying Credit Documents, to the extent feasible under applicable law, such Seller shall comply with any written instructions provided to such Seller by or on behalf of the Purchaser with respect to voting rights to be exercised by holders of such Transferred Assets and shall refrain from taking any action with respect to the participated Loan Assets other than as instructed by the Purchaser, other than with respect to any voting rights that are not permitted to be participated pursuant to the terms of the applicable underlying Credit Documents (and such restrictions, requirements or prohibitions are hereby incorporated by reference as if set forth herein).
SECTION 2.4 Indemnification.
(a)    Subject to applicable law, the Sellers (in such capacity, the “Indemnitors”) hereby agree to indemnify the Purchaser and its successors, transferees, and assigns or any of such Person’s respective shareholders, officers, employees, agents or Affiliates (each of the foregoing Persons being individually called an “Indemnified Party”) against, and hold each Indemnified Party harmless from, any and all costs, losses, claims, damages, liabilities and related expenses (including the reasonable and documented out-of-pocket fees, charges and disbursements of any outside counsel for any Indemnified Party) (all of the foregoing being collectively called “Losses”) arising out of (i) the fraud, bad faith or willful misconduct on the part of such Person with respect to this Agreement, (ii) any breach by such Person of its representations, warranties or covenants made by it under this Agreement, and (iii) Excluded Liabilities; provided that such indemnity shall not, as to any Indemnified Party, be available to the extent that such Losses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the fraud, bad faith or willful misconduct of such

Indemnified Party or (y) related to the uncollectability of any Loan Asset due to an Obligor’s failure to pay any amounts due under the applicable underlying Credit Documents in accordance with its terms (unrelated to any breach by Seller of any representations and warranties in this Agreement).
(b)    Notwithstanding anything in Section 2.4(a) to the contrary, the maximum amount payable by the Indemnitors to Indemnified Parties for Losses in respect of claims made by the Indemnified Parties for indemnification with respect to the breach of any representations, warranties or covenants hereunder shall not exceed the aggregate Purchase Price (as adjusted pursuant to Section 3.1) plus any additional amounts as provided in Section 3.1 for all Transferred Assets; provided, however, that Indemnified Parties shall not be subject to any limitation pursuant to this Section 2.4(b) in connection with (x) fraud, intentional misrepresentation or a deliberate or willful breach by Seller of any of its representations and warranties under this Agreement or (y) Excluded Liabilities.
(c)    Procedure for Third Party Claims.
(i)    If a person entitled to assert a claim for indemnification under this Agreement shall receive written notice of the assertion by any person not a party to this Agreement of any claim or of the commencement of any action or proceeding (a “Third Party Claim”) with respect to which the Indemnitors are obligated to provide indemnification to an Indemnified Party, the Indemnified Party shall give written notice to the Indemnitors promptly after becoming aware of such Third Party Claim. The failure of the Indemnified Party to give notice as provided in this Section shall not relieve the Indemnitors of its obligations for indemnification under this Agreement, except to the extent that the failure has materially and adversely affected the rights of the Indemnitors. The notice from the Indemnified Party shall describe the Third Party Claim in reasonable detail.
(ii)    Indemnitors may elect to compromise or defend, at the Indemnitors’ own expense and by the Indemnitors’ own counsel, any Third Party Claim, provided that it does not have a legal conflict. If Indemnitors elect to compromise or defend a Third Party Claim (and does not have a conflict), it shall, within 30 days (or sooner, if the nature of the Third Party Claim so requires), notify the Indemnified Party in writing of its intent to do so, and the Indemnified Party shall cooperate in the compromise of, or defense against, the Third Party Claim. The Indemnitors shall pay the Indemnified Party’s actual out-of-pocket expenses incurred in connection with its cooperation through such time. After notice from Indemnitors to an Indemnified Party of its election to assume the defense of a Third Party Claim, the Indemnitors shall not be liable to the Indemnified Party under this Agreement for any legal expenses subsequently incurred by the Indemnified Party in connection with defense of the Third Party Claim; provided that Indemnified Party shall have the right to employ counsel of its own choosing in each applicable jurisdiction (if more than one jurisdiction is involved) to represent Indemnified Party and assume the defense of such Third Party Claim if, in the Indemnified Party’s reasonable judgment, a conflict of interest between the Indemnified Party and the

Indemnitors exists in respect of such Third Party Claim, and in that event the fees and expenses of such separate counsel shall be paid by the Indemnitors, and provided further that in all events the Indemnified Party may have counsel monitor the defense at the Indemnified Party’s expense. If the Indemnitors elect not to defend against a Third Party Claim, have a legal conflict or fail to notify an Indemnified Party of their election as provided in this Section, the Indemnified Party may pay, compromise or defend such Third Party Claim on behalf of, and for the account and risk of, the Indemnitors (and the costs so incurred shall constitute indemnifiable Losses under Section 2.4(a), provided that no Indemnified Party shall consent to entry of any judgment or enter into any settlement, except with the written consent of the Indemnitors (which consent shall not be unreasonably withheld, conditioned or delayed). No Indemnitors shall consent to entry of any judgment or enter into any settlement, except with the written consent of each affected Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), if such judgment or settlement provides for anything other than money damages or other money payments for which the Indemnified Party is entitled to indemnification under this Agreement or which does not contain as an unconditional term thereof the giving by the claimant or plaintiff to the Indemnified Party of a release from all liability in respect of the Third Party Claim. Any indemnification payment shall be treated for tax purposes as an adjustment to the Purchase Price, to the extent permitted under applicable law.
(iii)    If there is a reasonable likelihood that a Third Party Claim may materially and adversely affect an Indemnified Party, other than as a result of money damages or other money payments for which the Indemnified Party is entitled to indemnification hereunder, the Indemnified Party will have the right, after consultation with the Indemnitors and at the cost and expense of the Indemnitors, to assume the defense of the Third Party Claim in lieu of the Indemnitors with counsel reasonably acceptable to the Indemnitors.
(d)    Procedure for Non-Third Party Claims. Upon becoming aware of a claim or a possible claim in respect of which such Indemnified Party may seek indemnity with respect thereto under this Section 2.4 that is not a Third-Party Claim, such Indemnified Party will promptly provide the Indemnitors with written notice of such claim or possible claim describing in reasonable detail (to the extent reasonably ascertainable at such time) the particular Indemnitor that may be liable for such claim hereunder, the facts and circumstances on which such claim is based, the provisions of this Agreement pursuant to which indemnification is being sought (including the representations, warranties, covenants or agreements alleged to have been breached) and an estimate of the Indemnified Party’s Losses for which indemnification is being sought (if ascertainable). The failure to provide such notice will not result in a waiver of any right to indemnification hereunder except to the extent that the Indemnitors is adversely and materially prejudiced by such failure. During the 30-day period immediately following the delivery of any notice pursuant to the first sentence of this Section 2.4(d), the Indemnitors and the Indemnified Party will, in good faith, attempt to resolve any dispute related such claim for indemnity by the Indemnified Party. The Indemnified Party will reasonably cooperate and assist the Indemnitors, at the Indemnitors’ sole cost and expense, in determining the validity of any claim for indemnity by the Indemnified Party and in otherwise resolving such matters.
(e)    If any Seller has made any payment pursuant to this Section 2.4 and the recipient thereof later collects any payments from others (including insurance companies) in respect of such amounts or is found in a final and non-appealable judgment by a court of competent jurisdiction not to be entitled to such indemnification, then the recipient agrees that it shall promptly repay to such Seller such amounts collected.
(f)    NO PARTY SHALL HAVE ANY LIABILITY UNDER ANY PROVISION OF THIS AGREEMENT FOR ANY INCIDENTAL, CONSEQUENTIAL, SPECIAL OR INDIRECT DAMAGE, INCLUDING LOSS OF PROFIT OR INCOME OR LOSS OF OPPORTUNITY.
(g)    Subject to Section 6.5, the remedies provided in this Section 2.4 shall be the sole and exclusive remedy against a party for Losses, provided, however, that notwithstanding the foregoing, nothing in this Section 2.4(g) shall limit in any way any remedy at law or equity to which a party may be entitled as a result of fraud or intentional misrepresentation or deliberate and willful breach by the other party of any of their representations and warranties under this Agreement.
ARTICLE III
CONSIDERATION AND PAYMENT
SECTION 3.1 Purchase Price.
(a)    Purchase Price. The purchase price for each Loan Asset Conveyed by a Seller to the Purchaser on each Settlement Date shall be a dollar amount equal to the fair market value of such Loan Asset Conveyed as of the Valuation Date (the “Purchase Price”), which each Seller and the Purchaser agree is the current fair market value as of the Trade Date. The Purchase Price shall be further adjusted to take into account any fundings and/or repayments of Loan Assets between the Trade Date and Settlement Date, and the amount due on a Settlement Date will also take into account (i) delayed compensation (if any) payable in accordance with Section 3.1(b), and (ii) any Assignment Fees or Consent to Transfer Fees payable in accordance with Section 3.3.
(b)    Delayed Compensation. If a Conveyance of Loan Assets occurs on a Delayed Settlement Date, then the following shall apply:
(i)    In addition to the Purchase Price, the Purchaser shall pay the applicable Seller on the Delayed Settlement Date an amount equal to interest that would accrue for each day during the Delay Period at the Cost of Carry Rate on an amount equal to the Purchase Price.

(ii)    If the Assignment Effective Date occurs on a Delayed Settlement Date, then the “Paid On Settlement Date Amount” shall be deemed to mean an amount equal to the accrued but unpaid amount of Interest and Accruing Fees to (but excluding) the Commencement Date. All Interest and Accruing Fees accrued and paid by the obligor(s) with respect to the Transferred Assets and allocable to the Delay Period shall be for the account of the Purchaser and shall be credited to the Purchaser by the applicable Seller on the Delayed Settlement Date. All Interest and Accruing Fees accrued but unpaid by the obligor(s) with respect to the Transferred Assets and allocable to the Delay Period shall be for the account of the Purchaser. In the event a Seller receives, on or after the Delayed Settlement Date, any such accrued but unpaid amounts referenced in the immediately preceding sentence, such Seller shall promptly forward such amounts to the Purchaser.
(c)    PIK Interest. All PIK Interest shall be allocated on a “trades flat” basis as follows, regardless of how Interest and Accruing Fees are allocated: (i) PIK Interest that is capitalized or accreted prior to the Trade Date shall be included in the principal portion of the Purchase Price; (ii) PIK Interest that is capitalized or accreted on or after the Trade Date shall be for the account of the Purchaser for no additional consideration; and (iii) PIK Interest that has accrued but not yet capitalized or accreted as of the Settlement Date shall be for the account of the Purchaser upon capitalization or accretion for no additional consideration.
(d)    Non-Recurring Fees. All Non-Recurring Fees and unreimbursed fee or expense claims related to the Loan Assets under or in connection with the Credit Documents or the transactions related thereto or contemplated thereby shall be for the account of the Purchaser.
(e)     The parties acknowledge and agree that, if either party discovers any error in the calculation of the Purchase Price or its adjustment, then the parties shall cooperate in good faith to correct such error.
SECTION 3.2 Payment of Purchase Price. The Transferred Assets shall, on the related Settlement Date, be Conveyed from each Seller to the Purchaser in exchange for payment in full in cash by the Purchaser of the Purchase Price plus additional amounts or as otherwise adjusted pursuant to Section 3.1. The applicable Settlement Notice shall specify the applicable Transferred Assets that will be Conveyed and the corresponding Purchase Price to be paid in cash as set forth in such Settlement Notice.
SECTION 3.3 Assignment Fees and Consent to Transfer Fees. Any (a) recordation, processing or similar fee payable to the Administrative Agent or otherwise under the Credit Agreement in connection with an assignment (“Assignment Fees”) shall be split equally between the Purchaser and the Sellers and shall be paid in such amount as specified in the Credit Agreement and (b) transfer fee payable to the grantor in connection with a Participation (“Consent To Transfer Fees”) shall be paid by such Seller in such amount as specified in the applicable participation agreement (or if not so specified, in a reasonable amount requested by the grantor).

SECTION 3.4 Costs and Expenses. Each of the Purchaser and the Sellers shall bear its own respective costs and expenses in connection with the transactions contemplated by this Agreement. Each Seller shall be responsible for all costs, fees and expenses in respect of the Transferred Assets that are chargeable to lenders under the terms of the Credit Documents and that are attributable to any period prior to but excluding the Settlement Date. The Purchaser shall be responsible for all costs, fees and expenses in respect of the Transferred Assets that are chargeable to lenders under the terms of the Credit Documents and that are attributable to any period from and after the Settlement Date.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
SECTION 4.1 Seller Representations and Warranties. Parent, for itself and on behalf of each other Seller, represents and warrants to the Purchaser as of the date hereof and as of each Settlement Date:
(a)    Existence, Qualification and Power. It (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into this Agreement and to carry out the transactions contemplated thereby and (iii) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not be reasonably expected to have, a material adverse effect on the Purchaser.
(b)    Authorization; No Contravention. The execution, delivery and performance of by it and the consummation of the transactions contemplated by this Agreement do not and will not (i) violate (1) any provision of any law or any governmental rule or regulation applicable to it, (2) any of its organizational documents or (3) any order, judgment or decree of any court or other agency of government binding on it or its properties; (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any of its contractual obligations, including, for the avoidance of doubt, under any credit agreement or other document governing a Transferred Asset; (iii) result in or require the creation or imposition of any Lien upon any of its properties or assets; or (iv) require any approval of its stockholders, members or partners or any approval or consent of any other Person.
(c)    Governmental Authorization; Other Consents. The execution, delivery and performance by it and the consummation of the transactions contemplated by this Agreement do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any governmental authority.
(d)    No Adverse Proceeding; Title. There is no litigation, adverse proceeding or investigation pending or threatened against Parent or any other Seller, before any governmental authority (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement, (iii) seeking any determination or ruling that would reasonably be expected to have a material adverse effect on the Purchaser or the transactions contemplated by this Agreement or (iv) that could reasonably be expected to prevent or materially delay the transaction or that could reasonably be expected to be materially adverse to the Transferred Assets. It is not (A) in violation of any applicable laws that, individually or in the aggregate, could reasonably be expected to be material to the Purchaser, the Transferred Assets or the transactions contemplated by this Agreement or (B) subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the Purchaser or the Transferred Assets.
(e)    Good and Marketable Title. It owns and has good and marketable title to the Transferred Assets Conveyed or to be Conveyed to the Purchaser, which Transferred Assets were originated without any fraud or misrepresentation by it or, to the best of its knowledge, on the part of the applicable Obligor, and free and clear of any lien (other than inchoate liens arising by operation of law, Permitted Liens or any lien that will be released prior to or contemporaneously with the applicable Conveyance) and there are no financing statements naming it as debtor and covering the Transferred Assets other than Permitted Liens (solely as of the date hereof and not as of any Settlement Date) or any lien that will be released prior to or contemporaneously with the applicable Conveyance.
(f)    Fair Consideration; No Avoidance for Loan Asset Payments. With respect to each Transferred Asset sold hereunder, it sold such Transferred Asset to the Purchaser in exchange for value in accordance with the provisions of this Agreement, in an amount which constitutes fair consideration, fair market value and reasonably equivalent value. Each such Conveyance referred to in the preceding sentence shall not have been made for or on account of an antecedent debt owed by it to the Purchaser and, accordingly, no such sale is or may be voidable or subject to avoidance under the Bankruptcy Code and the rules and regulations thereunder.
(g)    Adequate Capitalization; No Insolvency. As of such date it is, and after giving effect to any Conveyance it will be, solvent and it is not entering into this Agreement or consummating any transaction contemplated hereby with any intent to hinder, delay, deceive or defraud any of its creditors.
(h)    True Sale. Each Transferred Asset sold hereunder shall have been sold by it to the Purchaser with the intent that such a sale be a “true sale” (or, in the case of a Participation, a “true participation”) and “absolute transfer”, free and clear of any Lien (except for Permitted Liens). This Agreement is the only agreement pursuant to which it sells the Transferred Assets to the Purchaser.
(i)    Notice to Agents and Obligors. It will direct any agent, administrative agent or obligor for any Loan Asset included in the Transferred Assets to remit all payments and collections with respect to such Loan Asset directly to the Purchaser’s designated account.

(j)    Proceeds. It acknowledges that all collections received by it or its Affiliates with respect to the Transferred Assets (other than Excluded Amounts) (the “Proceeds”) Conveyed to the Purchaser are held and shall be held in trust for the benefit of the Purchaser and its assignees until deposited into the Purchaser’s designated account. It shall promptly remit to the Purchaser or the Purchaser’s designee any payment or any other sums relating to, or otherwise payable on account of, the Transferred Assets (other than Excluded Amounts) that it receives after the applicable Settlement Date.
(k)    Eligibility of Loan Assets. With respect to any Transferred Asset transferred hereunder, as of the date hereof or the Settlement Date, as applicable, the information in Appendix A with respect to such Loan Asset is true, correct and complete.
(l)    OFAC Sanctions List; Anti-Corruption. It does not appear the Specially Designated Nationals and Blocked Persons List of OFAC. To its Knowledge, (a) none of the monies used to fund its investment in the Loan Assets has been derived from, invested for the benefit of, or related in any way to, any activities that contravene anti-money laundering or anti-bribery Laws, and/or regulations imposed by the United States, the United Nations or any other applicable Governmental Authority and (b) none of the proceeds received by it as a result of the transactions will be used by it to knowingly finance any illegal activities.
SECTION 4.2 Reaffirmation of Representations and Warranties by the Sellers; Notice of Breach. On the date hereof and on each Settlement Date, the Seller, by accepting the proceeds of the related Conveyance, shall be deemed to have certified that all representations and warranties described in Section 4.1 are true and correct. Upon discovery by an Authorized Officer of the Purchaser or Parent of a breach of any of the foregoing representations and warranties, the party discovering such breach shall give prompt written notice to the other. Appendix A, for the avoidance of doubt, must be updated to be accurate as of each Settlement Date.
SECTION 4.3 Survival. The parties agree that (i) all of the representations and warranties of the Sellers in this Agreement (and the rights to assert any claims for indemnity with respect thereto) will survive until (and then terminate on) the fourth anniversary of the last Settlement Date, except that claims for fraud with respect to any such applicable representation or warranty will survive until (and then terminate on) the expiration of the applicable statute of limitations under the laws of the State of New York, and (ii) the rights to assert any claims for indemnity with respect to Excluded Liabilities will survive until (and then terminate on) the fourth anniversary of the last Settlement Date; provided, however, that with respect to any claim for indemnification asserted prior to the termination of the representation or warranty, the Seller’s indemnification obligations shall survive (solely with respect to such matter (and only to the extent reasonably within the scope of such matter)) until the claim is resolved.

ARTICLE V
COVENANTS OF THE SELLERS
SECTION 5.1 Covenants of the Sellers. Parent, for itself and on behalf of each other Seller, hereby covenants and agrees with the Purchaser that, from the Settlement Date until the termination of this Agreement, unless the Purchaser otherwise consents in writing:
(a)    Deposit of Collections. The Seller shall transfer, or cause to be transferred, all collections (if any) it receives in respect of the Loan Assets (other than Excluded Amounts) to the Purchaser promptly following the date such collections are received by such Seller.
(b)    Books and Records. The Seller shall maintain proper books of record and account of the transactions contemplated hereby, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions contemplated hereunder.
(c)    Accounting for Purchases. The Seller will not account for or treat the transactions contemplated hereby in any manner other than as a sale of the Transferred Assets (including a Participation therein) by such Seller to the Purchaser, in each case consistent with GAAP by such Seller to the Purchaser.
(d)    Liens. The Seller shall not create, incur, assume or permit to exist any Lien on or with respect to any of its rights in the Transferred Assets (other than Permitted Liens and any lien that will be released prior to or contemporaneously with the applicable Conveyance). For the avoidance of doubt, this Section 5.1(d) shall not apply to any property retained by such Seller and not Conveyed or purported to be Conveyed hereunder.
(e)    Change of Name, Etc. The Seller shall not change its name, or name under which it does business, in any manner that would make any financing statement or continuation statement filed by such Seller or Purchaser pursuant hereto or change its jurisdiction of organization, unless such Seller shall have given the Purchaser at least 30 days prior written notice thereof, and shall promptly file appropriate amendments to all previously filed financing statements and continuation statements and, in the case of a change in jurisdiction, new financing statements. The Seller shall do or cause to be done, all things necessary to preserve and keep in full force and effect its existence, its material rights and its material privileges, obligations, licenses and franchises for so long as any Participations remain outstanding pursuant to Section 2.3.
(f)    Sale Characterization. The Seller shall not make statements or disclosures, or treat the transactions contemplated by this Agreement in any manner other than as a true sale, true participation or other absolute assignment of the title to and sole record and beneficial ownership interest of the Transferred Assets Conveyed or purported to be Conveyed hereunder (or, in the case of each Transferred Asset conveyed via a Participation, of a beneficial ownership interest therein).

(g)    Expenses. The Seller shall pay its operating expenses and liabilities from its own assets.
(h)    Commercially Reasonable Efforts. Each party will use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary to complete the consummation and making effective, as promptly as practicable, of the transactions contemplated hereunder.
ARTICLE VI
MISCELLANEOUS PROVISIONS
SECTION 6.1 Amendments, Etc. This Agreement and the rights and obligations of the parties hereunder may not be amended, supplemented, waived or otherwise modified except in an instrument in writing signed by the Purchaser and Parent. Any reconveyance executed in accordance with the provisions hereof shall not be considered an amendment or modification to this Agreement.
SECTION 6.2 Governing Law: Submission to Jurisdiction; Waiver of Jury Trial.
(a)    THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER (INCLUDING ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF AND ANY DETERMINATIONS WITH RESPECT TO POST-JUDGMENT INTEREST) SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.
(b)    ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY ARISING OUT OF OR RELATING HERETO, OR ANY OF THE OBLIGATIONS, SHALL BE BROUGHT IN ANY FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN THE BOROUGH OF MANHATTAN OR, IF THAT COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, IN ANY STATE COURT LOCATED IN THE CITY AND COUNTY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH PARTY, FOR ITSELF, IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY AND TO THE FULLEST EXTENT IT IS LEGALLY PERMITTED TO DO SO (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (B) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 6.3 AND (D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE PARTY IN ANY SUCH

PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT.
(c)    EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT OR THE PURCHASER/SELLER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 6.2 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
SECTION 6.3 Notices. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including electronic communication) and shall be personally delivered or sent by certified or registered mail (return receipt requested), by overnight delivery service (with all charges paid), by electronic mail (“e-mail”) or by hand delivery, to the intended party at the address of such party set forth below:
(a)    in the case of the Purchaser:
Broome Diversified Lending (B) LP
c/o Maples Corporate Services Limited
PO Box 309, Ugland House,
Grand Cayman, KY1-1104, Cayman Islands
Attention: Broome Diversified Lending (B) GP Ltd.
E-mail Address: martin.steyn@maples.com

(b)    in the case of the Sellers:
BLUE OWL CAPITAL CORPORATION II
399 Park Avenue, 37th Floor
New York, NY 10022
Attention: Blue Owl Operations
E-mail Address: dealclosing@blueowl.com with a copy to legal@blueowl.com
All such notices and correspondence shall be deemed given (a) if sent by certified or registered mail, three (3) Business Days after being postmarked, (b) if sent by overnight delivery service or by hand delivery, when received at the above stated addresses or when delivery is refused and (c) if sent by e-mail, when received.
SECTION 6.4 Severability of Provisions. If any one or more of the covenants, agreements, provisions or terms of this Agreement shall for any reason whatsoever be held invalid, then such covenants, agreements, provisions, or terms shall be deemed severable from the remaining covenants, agreements, provisions, or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement.
SECTION 6.5 Further Assurances; Specific Performance.
(a)    The Purchaser and each Seller each agree that at any time and from time to time, at its expense and upon reasonable request of the Purchaser, it shall promptly execute and deliver all further instruments and documents, and take all reasonable further action, that is necessary or desirable to protect the Conveyances or to enable the Purchaser to exercise and enforce its rights and remedies under this Agreement with respect to any Transferred Assets.
(b)    Each Seller hereby acknowledges that Purchaser will have no adequate remedy at law if the applicable Seller fails to perform any of its material obligations to sell the Transferred Assets to the Purchaser under this Agreement. In such event, each Seller agrees that the Purchaser shall have the right to specific performance of this Agreement, without the necessity of posting any bond and without the necessity of establishing that monetary relief would not provide an adequate remedy.
SECTION 6.6 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Purchaser or any Seller, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exhaustive of any rights, remedies, powers and privilege provided by law.
SECTION 6.7 Counterparts. This Agreement may be executed in two or more counterparts including telecopy transmission thereof (and by different parties on separate counterparts), each of which shall be an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or e-mail in portable document format (.pdf) shall be effective as delivery of a manually executed counterpart of this Agreement. The parties agree that this Agreement may be electronically signed and that such electronic signatures appearing on the Agreement are the same as handwritten signatures for purposes of validity, enforceability and admissibility.
SECTION 6.8 Non-Petition. Each Seller covenants and agrees that, prior to the date that is one year (or, if longer, any applicable preference period) and one day after the payment in full of all Notes (other than contingent reimbursement and indemnification obligations which are unknown, unmatured and for which no claim has been made), no party hereto shall institute against, or join any other Person in instituting against, the Purchaser any bankruptcy, reorganization, arrangement, insolvency, winding-up or liquidation proceedings or other similar proceedings under any federal, state or foreign bankruptcy or similar law. This Section 6.8 shall survive termination of the Agreement.
SECTION 6.9 Transfer of Seller’s Interest. With respect to each transfer of a Transferred Asset on any Settlement Date, (i) the Purchaser shall, as to each Transferred Asset, be a party to the relevant underlying Credit Documents and have the rights and obligations of a lender thereunder, and (ii) each Seller shall, to the extent provided in this Agreement, and the applicable underlying Credit Documents, relinquish its rights and be released from its obligations, as to each Transferred Asset. The obligors or agents on the Transferred Asset were or will be notified of the transfer of the Transferred Asset to the Purchaser to the extent required under the applicable underlying Credit Documents.
SECTION 6.10 Binding Effect; Third-Party Beneficiaries and Assignability. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Notwithstanding anything to the contrary contained herein, this Agreement may not be assigned by the Purchaser or any Seller without the prior written consent of the other party.
SECTION 6.11 Merger and Integration. Except as specifically stated otherwise herein, this Agreement sets forth the entire understanding of the parties relating to the subject matter hereof, and all prior understandings, written or oral, are superseded by this Agreement.
SECTION 6.12 Headings. The headings herein are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Purchaser and Parent (for itself and on behalf of the FinCo) each have caused this Loan Sale Agreement to be duly executed by their respective officers as of the day and year first above written.

BLUE OWL CAPITAL CORPORATION II, for itself and on behalf of the FinCo

By:	/s/ Jonathan Lamm
Name: Jonathan Lamm
Title: Authorized Signatory

BROOME DIVERSIFIED LENDING (B) LP, as Purchaser

By: Broome Diversified Lending (B) GP Ltd, its general partner

By:	/s/ Amanda Small
Name: Amanda Small
Title: Authorized Signatory
[Signature Page to Loan Sale Agreement]

Appendix B
FORM OF SETTLEMENT NOTICE
__________, 2026
To:    Broome Diversified Lending (B) LP
c/o Maples Corporate Services Limited
PO Box 309, Ugland House,
Grand Cayman, KY1-1104, Cayman Islands
Attention: Martin Steyn

Re:    Settlement Notice for Trade Date of February 12, 2026 (the “Trade Date”)
Ladies and Gentlemen:
This Settlement Notice is delivered to you pursuant to Section 2.1(a) of the Loan Sale Agreement, dated as of February 18, 2026 (together with all amendments, if any, from time to time made thereto, the “Sale Agreement”), between Broome Diversified Lending (B) LP, as purchaser (the “Purchaser”), between Blue Owl Capital Corporation II, a Maryland corporation (“Parent”), for itself and on behalf of ORCC II Financing LLC, as seller (in such capacity, a “FinCo” and, together with Parent, the “Sellers”). Unless otherwise defined herein or the context otherwise requires, capitalized terms used herein have the meanings provided in the Sale Agreement.
In accordance with Section 2.1(a) of the Sale Agreement, effective as of the date set forth above (the “Settlement Date”), the applicable Seller listed on Appendix A hereby Conveys to the Purchaser as a sale for cash of the Loan Assets listed on Appendix A hereto, together with all Related Property and proceeds of the foregoing.
Please wire the Purchase Price plus the additional amounts calculated in accordance with Article III of the Sale Agreement pursuant to such Seller’s standing wiring instructions on the Settlement Date.
Parent, for itself and on behalf of each other Seller, certifies that all conditions precedent described in the Sale Agreement have been satisfied with respect to such Conveyance.
Parent, for itself and on behalf of each other Seller, agrees that if prior to the Settlement Date any matter certified to herein by it will not be true and correct in all material respects at such time as if then made, it will promptly so notify the Purchaser. Except to the extent, if any, that prior to the Settlement Date the Purchaser shall receive written notice to the contrary from a Seller, each matter certified to herein shall be deemed once again to be certified by the Parent, for itself and on behalf of each other Seller, as true and correct in all material respects at the Settlement Date as if then made.

Parent, for itself and on behalf of each other Seller, has caused this Settlement Notice to be executed and delivered, and the certification and warranties contained herein to be made, by its duly authorized officer as of the date first written above.

Very truly yours,

BLUE OWL CAPITAL CORPORATION II, for itself and on behalf of the applicable other Sellers

By:
Name:
Title: Authorized Signatory

Accepted and Agreed

BROOME DIVERSIFIED LENDING (B) LP

By: Broome Diversified Lending (B) GP Ltd, its general partner

By:
Name:
Title: